Exhibit 99.1

ROCKALL EMERGING MARKETS MASTER FUND LIMITED
c/o M&C Corporate Services Limited, P.O. Box 309GT
Ugland House, South Church Street, George Town
Grand Cayman, Cayman Islands

November 13, 2012

By Email, Facsimile and Federal Express

Zix Corporation
2711 N. Haskell Avenue, Suite 2200, LB 36
Dallas, Texas 75204-2960
Attn:	James F. Brashear,
Vice President, General Counsel & Corporate Secretary

Dear Mr. Brashear:

On October 24, 2012, Rockall Emerging Markets Master Fund Limited (the “Fund”), Meldrum Asset Management LLC (“Meldrum”), Con Egan, Conor O’Driscoll and Fulvio Dobrich (collectively, the “Meldrum Group”) as holders of common stock of Zix Corporation, a Texas company (the “Company”), entitled to cast at least ten percent (10%) of the votes at a special meeting of the Company, submitted to the Board of Directors of the Company (the “Board”), a request that the Board call a special meeting of shareholders to be held on January 4, 2012 (the “Special Meeting”) for the purposes described therein (the “Special Meeting Request”).

The Meldrum Group is in receipt of a letter from the Company’s outside counsel (“Company Counsel”), dated November 5, 2012, in which Company Counsel alleges the existence of certain substantive and procedural flaws in our Special Meeting Request.  Our counsel has separately responded to Company Counsel in further detail as to all the reasons the so-called “flaws” are unfounded and without merit.  We hope these hollow allegations are not an attempt by the Company to interfere with, or otherwise delay, the lawful exercise of our rights in connection with the calling of the Special Meeting.

For example, Company Counsel claims in its letter that the power to amend the Company’s bylaws is expressly vested in the Board of Directors, not the shareholders.  Unfortunately, it appears Company Counsel has misinterpreted Article XII of Zix’s Restated Articles of Incorporation (the “Articles”) when read together with Section 21.058 of the Texas Business Organizations Code (the “TBOC”).  The Articles only speak to the ability of the Board of Directors to amend, repeal or adopt bylaws and are entirely silent as to the ability of shareholders to do the same.  Therefore, in accordance with the default provisions of Section 21.058, Zix’s shareholders do, in fact, have the right to amend, repeal or adopt bylaws.

We note this would not be the first instance in which Zix has improperly applied or misinterpreted provisions of the TBOC in its organizational documents.  We remind you that Section 1.03 of the Bylaws, which provides that shareholders of the Company do not have the power, authority or ability to call a special meeting, is clearly invalid and inapplicable in light of Section 21.352 of the TBOC, which expressly provides, in part, a statutory right for the holders of at least ten percent (10%) of all of the shares of the corporation entitled to vote at the proposed special meeting to call a special meeting of shareholders.  Therefore, the Company has had its shareholders believe since September 2011, when the Company amended and restated its Bylaws, that its shareholders do not have any right to call a special meeting of shareholders, when in fact they do under the TBOC.

The two bylaw-related proposals we initially proposed were merely to safeguard against any reactive, shareholder-unfriendly bylaw amendments or actions the Board may take to disenfranchise shareholders with respect to the Special Meeting or to limit the ability of shareholders to act at the Special Meeting.  To avoid a long, drawn-out dispute around whether shareholders have the ability to amend or repeal bylaws, we are nevertheless prepared to move forward without the bylaw proposals at the Special Meeting.  However, the Company is on notice that neither we, nor we believe any shareholders or proxy advisory firms, will take kindly to any defensive actions the Company may seek to take in response to our legitimate Special Meeting Request, include any attempt to “stack” the Board.  We reserve all our rights to take any actions we deem necessary should the Company nevertheless seek to further limit the rights of its shareholders.

Company Counsel further claimed in its letter that the proposed timeframe for the Special Meeting does not provide ample time for the Company’s solicitation activities in opposition to our proposals and that the proposed record date does not allow for a broker search to be conducted in accordance with the federal proxy rules.  There were seventy-two (72) days between the date that we delivered the Special Meeting Request and the proposed January 4, 2012 date for the Special Meeting.  This is more than ample time for the Company to conduct its contested solicitation.  That the Company has chosen to spend the past two weeks looking for ways to hinder the Special Meeting process as opposed to making the necessary preparations in connection with its opposition solicitation is not our problem.  As to the purported concern with the record date, our counsel has informed Company Counsel separately as to why this is not a real issue under the proxy rules.

Nevertheless, so that we may move forward without any further hindrance, we hereby submit an updated request for a special meeting of shareholders, to be held on Tuesday, January 22, 2013, at 10am (Local Time) at the Company’s registered offices in the state of Texas for the following purposes:

(i) to remove, without cause, each of Robert C. Hausmann, James S. Marston, and Maribess L. Miller, who are current members of the Company’s existing Board, as well as any other individual(s) (other than the individual(s) to be elected pursuant to proposal (ii) below) that may be elected or appointed to the Board to fill any existing or newly created directorship or vacancy on the Board during the period beginning October 24, 2012 up to and through the date of the Special Meeting; and

(ii) to elect Michael E. Dailey, Fulvio Dobrich and Conor O’Driscoll to fill any vacancies resulting from the removal of directors as described in proposal (i) above.

We trust that this revised timeframe and revised agenda for the Special Meeting address your and Company Counsel’s purported concerns, and expect that the Company will promptly take the steps necessary to comply with our amended Special Meeting Request.  Nothing herein should be construed as an admission or acknowledgment that the substantive and procedural “flaws” alleged by Company Counsel have any merit whatsoever.  We continue to reserve all rights with respect to the Special Meeting Request, as amended, and under applicable law.

Our reasons for requesting the Special Meeting remain the same as previously described.  The Meldrum Group believes that the current members of the Board are not acting in the best interests of shareholders.  The Meldrum Group is dissatisfied with the Company’s performance and the management of its affairs.  The Meldrum Group believes that calling the Special Meeting will provide the Company’s shareholders an opportunity to express their dissatisfaction with the Company’s performance and the management of its affairs, as well as an opportunity to influence the future of the Company by changing the composition of the Board.

By way of this letter, we are also directing the Company, pursuant to Section 21.353 of the Code, to provide written notice of the Special Meeting to each shareholder entitled to vote at the Special Meeting no earlier than December 6, 2012 and no later than December 13, 2012 (the “Notice”).  In accordance with Section 21.353 of the Code, the Notice must contain a statement regarding the purposes of the Special Meeting, which we have provided herein.  In accordance with Section 1.05 of the Bylaws, we further request that the Board fix as the record date for the Special Meeting the date that the Notice is mailed to shareholders.

We request that any correspondence concerning this request be delivered to the undersigned at the address set forth above and copies of such correspondence should also be simultaneously delivered to our counsel, Olshan Frome Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, New York 10022, Attention: Steve Wolosky, Esq., telephone (212) 451-2333, facsimile (212) 451-2222, or Andrew Freedman, Esq., telephone (212) 451-2250, facsimile (212) 451-2222.  If the Company contends that this request is incomplete or is otherwise deficient in any respect, please notify the undersigned immediately in writing, with a copy to Mr. Freedman, facsimile (212) 451-2222, setting forth the facts that the Company contends support its position and specifying any additional information believed to be required.  In the absence of such prompt notice, the undersigned will assume that the Company agrees that this demand complies in all respects with the requirements of the Bylaws.  Should any provision of this request be held invalid, the remainder of the request shall remain valid.  The undersigned reserve the right to withdraw, modify or amend this request at any time.

ROCKALL EMERGING MARKETS MASTER FUND LIMITED

By:	Meldrum Asset Management, LLC its Investment Manager

By:	/s/ Con Egan
	Name:	Con Egan
	Title:	Manager

MELDRUM ASSET MANAGEMENT, LLC

By:	/s/ Con Egan
	Name:	Con Egan
	Title:	Manager

/s/ Con Egan
Con Egan

/s/ Conor O’Driscoll
Conor O’Driscoll

/s/ Fulvio Dobrich
Fulvio Dobrich

cc:           Steve Wolosky
Andrew Freedman